Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Severance Agreement”), dated as of November 30, 2016 (the “Separation Date”), is made by and between Scott W. Wilton (“Executive”) and InvenTrust Properties Corp., a Delaware corporation (formerly known as Inland American Real Estate Trust, Inc.) (“InvenTrust” or the “Company”).

WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Executive Employment Agreement, dated as of June 19, 2015 (the “Employment Agreement”), which provides for Executive’s employment as Executive Vice President, General Counsel and Secretary of the Company;

WHEREAS, pursuant to that certain Time-Based Restricted Stock Unit Agreement, dated as of June 19, 2015, by and between the Company and Executive (the “2015 RSU Agreement”), the Company granted Executive an award of 125,625 Restricted Stock Units (as defined in the InvenTrust Properties Corp. 2015 Incentive Award Plan (such plan, the “Plan,” and such award, the “2015 RSU Award”);

WHEREAS, pursuant to that certain Time-Based Restricted Stock Unit Agreement, dated as of May 6, 2016, by and between the Company and Executive (the “2016 RSU Agreement”), the Company granted Executive an award of 159,236 Restricted Stock Units (the “2016 RSU Award,” and together with the 2015 RSU Award, the “RSU Awards”);

WHEREAS, effective as of the date hereof, Executive has notified the Company of his resignation from his position as Executive Vice President, General Counsel and Secretary of the Company, and as an officer and employee of the Company and its subsidiaries, divisions, or affiliates, and Executive and the Company desire to specify the terms of Executive’s termination of employment with the Company; and

WHEREAS, Executive and InvenTrust desire to resolve, settle and compromise any disputes, and all other matters at this time.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. Departure.

(a)	Executive and Company mutually agree that Executive’s last day of employment as shall be the Separation Date. Executive also resigns as and from all other officer, director and other positions he may hold with the Company and any of its subsidiaries, divisions, affiliates or any of their respective employee benefit plans effective as of the close of business on the Separation Date. If requested by the Company, Executive will execute a letter of resignation from each such position and/or entity.

(b)	Executive and the Company acknowledge and agree that the termination of Executive’s employment shall not constitute a resignation by Executive for “good reason” or a termination by the Company without “cause” for purposes of the Employment Agreement or any other agreement between Executive and the Company or its subsidiaries or affiliates. Executive and the Company hereby waive the requirement under Section 3(a) of the Employment Agreement that Executive provide sixty (60) calendar days advance written notice of his intent to terminate his employment with the Company.

2. Payments and Benefits.

(a)	Executive shall receive (i) payment for any accrued but unpaid Base Salary (as defined in the Employment Agreement) through the Separation Date and (ii) payment for all accrued but unused vacation time on the next regularly scheduled payroll date following the Separation Date.

(b)	Provided that Executive executes this Severance Agreement on the Separation Date and remains in compliance with this Severance Agreement at all times, the Company shall (i) pay Executive $67,833 on the second regularly scheduled payroll date following the Separation Date, (ii) pay Executive’s COBRA (as defined below) costs and other Company-sponsored insurance Executive converts to personal coverage for a period of sixty (60) days following the Separation Date and (iii) issue a press release in the form attached hereto (as Appendix A).

(c)	Provided that the Second Release Effective Date (as defined in Appendix B, Section 2(c)) occurs within thirty (30) days following the Separation Date and Executive remains in compliance with this Severance Agreement at all times:

(i)	Cash Severance. The Company shall pay to Executive an amount equivalent to $1,098,900 (the “Cash Severance”) in equal installments in accordance with the Company’s normal payroll practices over the twelve (12) consecutive month period beginning with the Company’s regular payroll date that coincides with or next follows the sixtieth (60th) day following the Separation Date, subject to Executive’s continued compliance with the other terms and conditions of this Severance Agreement.

(ii)	2016 Bonus. The Company shall pay to Executive $325,600 (in respect of a 2016 bonus) to be paid in full on the second regularly scheduled payroll date following the Second Release Effective Date, but in any event not later than March 15, 2017.

(iii)

Benefit Continuation. If Executive is eligible and timely elects to continue coverage under the Company’s group health insurance plan(s) pursuant to COBRA (as defined below), the Company shall, at the Company’s expense, for the period beginning on the sixtieth (60th) day following the Separation Date and ending on the earlier of (A) eighteen (18) months following the Separation Date; or (B) the date Executive becomes eligible to be covered under any other group health plan that does not contain any exclusion or limitation with respect to any preexisting condition which would actually limit Executive’s coverage under such plan, provide Executive and his eligible dependents (including his spouse and children under the age of 27) with medical insurance benefit coverage in coordination with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) by either (I) paying directly or (II) promptly reimbursing Executive for the applicable coverage premiums, provided that (a) Executive completes and timely files all necessary COBRA election documentation for himself and each applicable dependent, which documentation will be sent to Executive after the Separation Date and (b) in the event the Company chooses to reimburse Executive for the applicable coverage premiums (rather than directly paying such costs) Executive continues to make all required premium payments required by COBRA. In the event such premium payments or reimbursements by the Company, by reason of change in the applicable law, may, in the reasonable view of the Company, result in tax or other penalties on the Company, this provision shall terminate and Executive and the Company shall, in good faith, negotiate for a substitute provision that would not result in such tax or other penalties. Executive agrees to notify the Company within five (5) days after becoming eligible to participate in another employer group health benefits plan, and to provide the Company with all necessary information regarding such plan so that the Company can reasonably determine whether its obligation (if any) to continue paying Executive’s COBRA will cease.

(iv)

Accelerated Vesting of RSUs. Effective as of the Separation Date, the 2015 RSU Award and 2016 RSU Award shall vest with respect to 98,527 Restricted Stock Units otherwise scheduled to vest on December 31, 2016, and such shares shall be issued to Executive sixty (60) days thereafter if and only if the Second Release Effective Date occurs; provided, however, that if the Second Release Effective Date does not occur on or before December 30, 2016, such 98,527 Restricted Stock Units shall automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and Executive shall have no further right to or interest with respect thereto and, provided, further, that, any Restricted Stock Units that remain unvested following the Second Release Effective Date shall automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and Executive shall have no further right to or interest with respect thereto. In accordance with Section 11 of the 2015 RSU Agreement and Section 11 of the 2016 RSU Agreement, in order to satisfy Executive’s tax withholding obligations with respect to the vesting or payment of such Restricted Stock Units, Executive may elect to have the Company withhold shares of common stock of the Company otherwise issuable under the 2015 RSU Award and 2016 RSU Award having a Fair

Market Value (as defined in the Plan) equal to the sums required or permitted to be withheld pursuant to the terms of the Plan. Payment in respect of such vested Restricted Stock Units shall be made in accordance with the terms and conditions of the 2015 RSU Agreement and the 2016 RSU Agreement (which generally requires payment within sixty (60) days following vesting). Executive acknowledges and agrees that except with respect to the portions of the RSU Awards that may vest pursuant to this Paragraph 2(c)(iv), all Company (and Company subsidiary) equity-based awards held by Executive shall, as of the Separation Date, automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and Executive shall have no further right to or interest with respect thereto.

(v)	Outplacement Assistance. The Company shall provide Executive twelve (12) months of outplacement assistance using the Executive Premium Service package made available from Lee Hecht Harrison, with the period of assistance beginning on the Second Release Effective Date.

Collectively, the benefits described in this Section 2(c) are referred to herein as “Severance Benefits.”

3. Executive acknowledges and agrees that he may not be entitled to receive any portion of the Severance Benefits if he does not execute this Severance Agreement. In addition, Executive acknowledges his sole responsibility for any and all federal, state, local, and other taxes attributable or relating in any way to the payments and benefits provided for in Paragraph 2 above (other than the Company’s obligation to withhold and remit required amounts from the amounts otherwise owed to Executive and pay the employer portion of any employment taxes), and he agrees to indemnify InvenTrust and the other Released Parties for any federal, state, local, or other tax liability (including without limitation, liability for back withholding, penalties, interest, and attorneys’ fees, but excluding the employer portion of any employment taxes) incurred by InvenTrust and/or any of the Released Parties attributable to or relating in any way to the Severance Benefits provided for in Paragraph 2(c) above, except that such indemnity shall not apply to the extent the relevant tax liability results from the Company’s or a Released Party’s failure to comply with the requirements of applicable law or the payment timing provisions of this Severance Agreement. All payments required to be made to Executive under this Severance Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent the Company determines is required or permitted to be withheld pursuant to applicable law or regulation.

The Severance Benefits provided to Executive under this Severance Agreement shall be and are in full satisfaction of any claims for money or benefits of any type which Executive has, had or may have, relating to or arising out of his employment by InvenTrust and/or any of the other Released Parties (defined below) including, but not limited to: (a) any and all claims relating to the termination of his employment; or (b) any and all claims for severance pay, fringe benefits, wages, bonus pay, equity-based compensation (except as set forth in Paragraph 2(c)(iv) above), premium pay or other compensation, damages or attorneys’ fees, costs or related expenses.

As of the Separation Date, Executive shall no longer represent himself as being an executive, officer, agent or representative of the Company for any purpose. The Separation Date shall be the termination date of Executive’s employment for purposes of participation in and coverage under all employee benefit and retirement plans and programs sponsored by or through the Company, except as otherwise provided herein, or under the terms of the applicable plans and programs, or as required by law.

4. The term “Released Parties” as used in this Severance Agreement includes (as appropriate): (a) the Company, its parent and their respective past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, including, without limitation, the Company’s former sponsor, The Inland Group, Inc., and its affiliates, sponsored “real estate investment trusts” (within the meaning of Sections 856 through 860 of the Code (“REITs”)) and formerly sponsored REITs (whether or not such entities are wholly owned, including any third parties for which the Company is found to have successor liability); (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, executives, and attorneys of each entity identified in subpart (a) of this paragraph; and (c) the predecessors, successors, and assigns of each entity identified in subparts (a) and (b) of this paragraph.

5. (a) Executive, and anyone claiming through him or on his behalf, releases InvenTrust and the other Released Parties with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands Executive may have against the Released Parties or has or has ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Released Parties from the beginning of time to the date on which Executive executes this Severance Agreement. Without limiting the generality of the foregoing, the claims released by Executive hereunder include, but are not limited to:

(i)	all claims for or related in any way to Executive’s employment, compensation, other terms and conditions of employment, or cessation of employment with InvenTrust;

(ii)	all claims that were or could have been asserted by Executive or on his behalf against InvenTrust or the other Released Parties: (A) in any federal, state, or local court, commission, or agency; (B) under any public policy or common law theory; or (C) under any employment, contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

(iii)

all claims that were or could have been asserted by Executive or on his behalf arising under any of the following laws, as in effect or amended from time to time: Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act (“ADA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act, the

Executive Retirement Income Security Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act, the Executive Polygraph Protection Act, the anti-retaliation provisions of applicable law, and any other applicable federal laws, state statutes and/or local ordinances.

(b) Nothing in this Severance Agreement will be construed to prohibit Executive from: (A) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation or (B) responding truthfully to a valid subpoena; provided, however, that, in each case, Executive may not disclose information of the Company or any Affiliate that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.

(c) Executive is not releasing: (i) claims arising after Executive signs this Severance Agreement; (ii) claims related to enforcement of this Severance Agreement; (iii) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which Executive participated in accordance with the terms of such plans and applicable law; (iv) any continuing rights to indemnification by the Company as provided for in Section 12 of the Employment Agreement; (v) any claims that Executive may have as a holder of equity in the Company or any other Released Party, and/or (vi) any claims or rights that cannot be waived by law, including without limitation, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

6. Executive represents and warrants that during his employment with, and while providing services to, InvenTrust, he has not engaged in (and has no knowledge of any other current or former employee of InvenTrust having ever engaged in) any act of fraud, theft, or malfeasance that has caused (or could cause in the future) InvenTrust to suffer a financial loss or otherwise subject InvenTrust to liability for any civil damages or criminal penalty. Executive further represents and warrants that, during his employment with InvenTrust and/or the other Released Parties, and in his capacity as an InvenTrust employee, he has not engaged in or otherwise participated in any activity that violates (i) U.S. federal or state laws; or (ii) the laws of any foreign country or jurisdiction that, in either case, might subject InvenTrust or any of the Released Parties to any civil or criminal penalty. Executive understands and acknowledges that InvenTrust is relying on the representations and warranties contained in this Paragraph 6 as a material inducement to it entering into this Severance Agreement. Accordingly, in the event InvenTrust reasonably determines that any of the representations and warrantees contained in this Paragraph 6 of the Severance Agreement are untrue and inaccurate in any material respect,

Executive agrees to return any portion of the Severance Benefits already received within ten (10) days, and InvenTrust will be relieved from making any portion of the Severance Benefits that had not yet been paid to Executive and/or made on his behalf. For the avoidance of doubt, InvenTrust is not aware of any action taken by Executive that would cause InvenTrust to determine that any of the representations and warrantees contained in this Paragraph 6 to be either untrue or inaccurate in any material respect.

7. Except as provided in Section 5(c), the consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims against InvenTrust and the Released Parties, and Executive expressly agrees that he is not entitled to and shall not receive any further payments, benefit, or other concession, compensation, or recovery of any kind from InvenTrust or any of the other Released Parties, except for any application for unemployment benefits that Executive files (or has filed) which may or may not be granted by the applicable agency (and the Company agrees not to protest any such filing).

8. Executive agrees to provide thorough and accurate information and testimony to or on behalf of InvenTrust and/or the other Released Parties regarding any pending or future investigation, court case or action by or against InvenTrust and/or the other Released Parties initiated or pursued by any person or entity or by any government agency; provided, however, that (a) Executive agrees not to disclose to or discuss with anyone who is not, on behalf of InvenTrust and/or the other Released Parties, directing or assisting in such investigation, court case or action, other than his attorney, if any, the fact of or the subject matter of any such investigation, court case or action except as required by law, (b) except in the case of testimony compelled pursuant to a valid subpoena, the information and assistance required to be provided by Executive pursuant to this paragraph shall be effectuated in a manner that reasonably takes into account the demands of Executive’s schedule (e.g., other employment, travel, family obligations, etc.), and (c) except in the case of time spent providing testimony under oath, the Company agrees to pay Executive at a rate of $200 per hour (rounded up to the nearest quarter hour) for time spent assisting the Company or any other Released Party pursuant to this Section 8.

9. Executive represents and warrants that: (a) he has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (b) to Executive’s knowledge, no such proceeding(s) have been initiated against any of the Released Parties on his behalf; (c) he is the sole owner of any alleged claims, demands, rights, causes of action, and other matters that are released in Paragraph 5 above; (d) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (e) he has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Severance Agreement. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, except to the extent such a limitation would violate applicable law, InvenTrust and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation, any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive.

10. Subject to, and without in any way limiting, Executive’s obligations and rights arising under the Illinois Rules of Professional Conduct: (a) Executive acknowledges and agrees that he has no present or future right to employment with InvenTrust, and that he will not apply for rehire or otherwise seek employment, engagement or contract with any Released Party at any time in the future; (b) Executive agrees that he will immediately resign employment with any entity if he determines after accepting employment that such entity is a Released Party; and (c) notwithstanding the foregoing, Executive shall not be required to resign employment with an entity that becomes a Released Party as a result of a corporate transaction that occurs after the date Executive commences employment with such entity.

11. Nothing in this Severance Agreement is intended to be or shall be construed as an admission by InvenTrust or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise. Each of the Released Parties expressly denies any such illegal or wrongful conduct.

12. Executive represents that he has returned or will promptly return to the Company all property belonging to the Company and/or the Released Parties, including but not limited to laptop, cell phone, passwords, computer user names, voicemail code, phone cards, Company credit card, keys, card access to the building and office floors, internal policies and other confidential business information and documents and copies thereof, whether in electronic or hard copy form. Executive further acknowledges and agrees that the Company shall have no obligation to pay or provide the Severance Benefits unless and until Executive has satisfied all his obligations pursuant to this paragraph. Notwithstanding the foregoing, the Company agrees that Executive shall be entitled to retain his Company-provided iPad, and Executive will make said iPad reasonably available to the Company for proper removal of the Company’s confidential information.

13. Executive and the Company mutually agree to continue to be bound by all covenants and conditions contained in Section 6 of the Employment Agreement, which terms and provisions are incorporated by reference herein. Executive further agrees that he continues to be bound by his obligations to the Company under the Illinois Rules of Professional Conduct. Executive understands that the obligations he owes to the Company as outlined in Section 6 of the Employment Agreement are in addition to all obligations contained in this Severance Agreement and, to the extent there are inconsistent obligations between the aforementioned section of the Employment Agreement and this Severance Agreement, the Employment Agreement will control. Executive understands that his agreement to be bound by all of the terms and conditions contained in Section 6 of the Employment Agreement is a material inducement to InvenTrust to enter into this Severance Agreement. Accordingly, in the event Executive breaches this Paragraph 13 of the Severance Agreement in any material respect, Executive agrees to return any portion of the Severance Benefits already received within ten (10) days, and understands that InvenTrust will be relieved from paying or providing any portion of the Severance Benefits that had not yet been paid to Executive and/or made on his behalf.

14. Subject to Executive’s compliance with his obligations under the Illinois Rules of Professional Conduct: (a) pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (y)

solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; (b) Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order; (c) nothing in the Employment Agreement or this Severance Agreement is intended to conflict or shall be interpreted as conflicting with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section; and (d) nothing in the Employment Agreement or this Severance Agreement or any other any agreement or arrangement the Company or a Released Party on the one hand and Executive on the other hand shall prohibit or restrict Executive from making any voluntary disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the Legal Department of the Company, and/or pursuant to the Dodd-Frank Act or the Sarbanes-Oxley Act without prior notice to the Company.

15. Executive acknowledges, understands, and agrees that he:

(a)	HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS SEVERANCE AGREEMENT;

(b)	HAS BEEN GIVEN A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER THIS SEVERANCE AGREEMENT;

(c)	RELEASES AND WAIVES CLAIMS UNDER THIS SEVERANCE AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH HE MAY ALREADY BE ENTITLED;

(d)	HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS ATTORNEY REVIEW THIS SEVERANCE AGREEMENT BEFORE SIGNING IT; and

(e)	HAS BEEN ADVISED OF HIS RIGHT TO HAVE HIS OWN INDEPENDENT LEGAL COUNSEL REVIEW THIS SEVERANCE AGREEMENT FOR PURPOSES OF COMPLIANCE WITH THE REQUIREMENTS OF SECTION 409A OF THE CODE OR AN EXEMPTION THEREFROM, AND THAT HE IS RELYING SOLELY ON THE ADVICE OF HIS INDEPENDENT LEGAL COUNSEL FOR SUCH PURPOSES.

16. The Company and Executive expressly acknowledge and agree that the terms and provisions of Section 7 of the Employment Agreement shall survive the termination of Executive’s employment, and shall continue in full force and effect as set forth therein, and such terms and provisions are hereby incorporated by reference herein. The Company hereby represents and warrants to Executive that, as of the Separation Date, the Company is not in receipt of an offer to purchase, and is not actively seeking offers to purchase, the Company in a transaction which would occur within the twelve (12) month period following the Separation Date.

17. This Severance Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters. No waiver by either party of any breach by the other party of any of the obligations or representations under this Severance Agreement shall constitute a waiver of any prior or subsequent breach. For the avoidance of doubt, (a) nothing in this Severance Agreement shall be interpreted as interfering with or violating Executive’s obligation arising under the Illinois Rules of Professional Conduct, and (b) to the extent that any provision hereof cannot reasonably be interpreted in a manner that complies with the Illinois Rules of Professional Conduct, such provision shall be reformed to the minimum extent necessary to result in compliance with those rules and still retain the original business intent of the Company and Executive.

18. Any disputes or controversies arising out of or relating to the negotiation, content, interpretation or performance of this Severance Agreement shall be resolved exclusively in accordance with the dispute resolution terms of Section 18 of the Employment Agreement, which such terms are hereby incorporated as if fully set forth herein.

19. The parties agree that this Severance Agreement may be modified only in writing, and that any party’s failure to enforce this Severance Agreement in the event of one or more events which violate this Severance Agreement shall not constitute a waiver of any right to enforce this Severance Agreement against subsequent violations.

20. Whenever possible, each provision of this Severance Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Severance Agreement or any word, phrase, clause, or sentence set forth in this Severance Agreement shall be deemed by any court to be illegal or unenforceable, such provision, word, clause, phrase, sentence or paragraph shall be deemed modified, restricted or omitted to the extent necessary to make this Severance Agreement enforceable.

21. This Severance Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

22. It is the intent of the parties that payments and benefits under this Severance Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Severance Agreement shall be interpreted and administered consistent with such intent. With respect to expenses eligible for reimbursement under the terms of this Severance Agreement that are considered non-qualified deferred compensation that is subject to Code Section 409A: (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year; (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred; and (iii) Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment for purposes of this Severance Agreement and no payments shall be due to Executive under this Severance Agreement that are payable upon Executive’s termination of employment until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, for purposes of this Severance Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Severance Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code and any payments described herein that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Severance Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Severance Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall, to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death (such earlier date, the “Delay Date”). Any amount delayed pursuant to the preceding sentence shall be paid in a lump-sum, without interest, on or promptly following the Delay Date, and any payments thereafter remaining due shall be paid pursuant to the schedule otherwise required by this Severance Agreement.

[Signature Page Follows]

EXECUTIVE AND THE COMPANY STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND THAT THEY INTEND TO BE BOUND THERETO.

Scott Wilton	INVENTRUST PROPERTIES CORP.

/s/ Scott Wilton	By:	/s/ Thomas P. McGuinness
	Its:	President and Chief Executive Officer
Dated: November 30, 2016	Dated:	November 30, 2016

APPENDIX A

NEWS RELEASE

FOR IMMEDIATE RELEASE

DATE: November 30, 2016

CONTACT:	Dan Lombardo, InvenTrust Properties Corp. 630-570-0605 or dan.lombardo@inventrustproperties.com

INVENTRUST PROPERTIES CORP. APPOINTS CHRISTY L. DAVID DEPUTY GENERAL COUNSEL

Oak Brook, Ill. — InvenTrust Properties Corp. (“InvenTrust” or the “Company”), today announced that Christy L. David, Managing Counsel - Transactions for InvenTrust, has been appointed Vice President, Deputy General Counsel and Secretary. Ms. David’s appointment follows the departure of Scott W. Wilton, Executive Vice President, General Counsel and Secretary. All actions were effective immediately.

“Christy has been an integral part of the legal team for InvenTrust” said Thomas McGuinness, InvenTrust’s President and Chief Executive Officer. “Over the past 10-years, Christy has taken on increased responsibility while supporting the changing legal needs of the Company. I am pleased to have her take on this expanded role.”

Throughout her time with InvenTrust, Ms. David has been intimately involved in several large platform transactions and spin-offs, as well as all property-level acquisitions and dispositions. Ms. David also managed the legal matters and established the corporate governance program of InvenTrust’s hotel platform, Xenia Hotel & Resorts, prior to Xenia’s spin-off and listing, and was responsible for reviewing and negotiating the Company’s previous debt and financing agreements. The Company believes these considerations, along with her real estate expertise make Ms. David well-prepared to serve in this new role.

Mr. McGuinness continued, “I want to thank Scott for his service and counsel to InvenTrust over the past 12 years, particularly his guidance during our self-management transactions and our hotel and non-core platform spin-offs, and throughout our various improved corporate governance initiatives. We were fortunate to have Scott as part of the InvenTrust executive team during what was a transitional period for the Company and we wish him every success in the future.”

“I am honored to take on this opportunity and expanded role with InvenTrust,” said Ms. David. “I look forward to working closely with Tom and the management team to successfully execute on the Company’s long-term strategy.”

About Christy L. David

Ms. David served as Managing Counsel – Transactions at InvenTrust from April 2014 to November 2016. Prior to that, Ms. David served at the Inland Group Inc., managing, reviewing and drafting legal documents and matters for InvenTrust’s acquisitions, dispositions, corporate contracts and spin-offs. Prior to joining the Inland Group, Ms. David served as an Associate Attorney at The Thollander Law Firm and served in various roles at David & Associates. Ms. David serves on the Executive Committee of the Ravinia Associates Board as Co-Chair of Music Matters and Co-Chair of the Strategic Planning Committee. Ms. David received a Juris Doctor from Washington University School of Law and a Bachelor of Business Administration in Finance from Loyola University.

# # #

About InvenTrust Properties Corp.

InvenTrust Properties Corp. is a pure-play retail company with a focus on acquiring open-air centers with a disciplined approach, in key growth markets with favorable demographics. This acquisition strategy, along with our innovative and collaborative property management approach, ensures the success of both our tenants and business partners and drives net operating income growth for the Company. InvenTrust became a self-managed REIT in 2014 and as of September 30, 2016, is an owner and manager of 88 retail properties, representing 15.1 million square feet of retail space, and one non-core property.

Forward-Looking Statements Disclaimer

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain and involve known and unknown risks that are difficult to predict. Factors that may cause actual results to differ materially from current expectations include, among others, the Risk Factors included in InvenTrust’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

APPENDIX B

1. Release. For good and valuable consideration, including the provision by the Company (as defined below) of payments and benefits to Scott W. Wilton (“Executive”) in accordance with Section 2(c) of the Severance Agreement and General Release by and between Executive and InvenTrust Properties Corp., a Delaware corporation (formerly known as Inland American Real Estate Trust, Inc.) (“InvenTrust” or the “Company”) dated November 30th, 2016 (the “Severance Agreement”), Executive, and anyone claiming through him or on his behalf, releases InvenTrust and the other Released Parties (as defined in the Severance Agreement) with respect to any and all claims, actions, causes of action, complaints, grievances, demands, allegations, promises, and obligations for damages, and any and all other demands Executive may have against the Released Parties or has or has ever had, whether known or unknown, concerning, relating to, or arising out of any alleged acts or omissions by any of the Released Parties from the beginning of time to the date on which Executive executes this release (the “Second Release”). Without limiting the generality of the foregoing, the claims released by Executive hereunder include, but are not limited to:

(a)	all claims for or related in any way to Executive’s employment, compensation, other terms and conditions of employment, or cessation of employment with InvenTrust;

(b)	all claims that were or could have been asserted by Executive or on his behalf against InvenTrust or the other Released Parties: (i) in any federal, state, or local court, commission, or agency; (ii) under any public policy or common law theory; or (iii) under any employment, contract, tort (including but not limited to claims for intentional infliction of emotional distress), federal, state, or local law, regulation, ordinance, or executive order; and

(c)	all claims that were or could have been asserted by Executive or on his behalf arising under any of the following laws, as in effect or amended from time to time: the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, Sections 1981 and 1981a of the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act (“ADA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Nondiscrimination Act (“GINA”), the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act of 2009, the Occupational Safety and Health Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, the Executive Polygraph Protection Act, the anti-retaliation provisions of applicable law, and any other applicable federal laws, state statutes and/or local ordinances.

Nothing in this Second Release will be construed to prohibit Executive from: (a) filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation or (b) responding truthfully to a valid subpoena; provided, however, that, in each case, Executive may not disclose information of the Company or any Affiliate that is protected by the attorney-client privilege, except as otherwise required by law. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.

Executive is not releasing: (a) claims arising after Executive signs this Second Release; (b) claims related to enforcement of this Second Release; (c) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which Executive participated in accordance with the terms of such plans and applicable law; (d) any continuing rights to indemnification by the Company as provided for in Section 12 of the Employment Agreement; (e) any claims that Executive may have as a holder of equity in the Company or any other Released Party, and/or (f) any claims or rights that cannot be waived by law, including without limitation, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

2. Review and Revocation Period.

(a)	By executing and delivering this Second Release, Executive acknowledges that Executive has carefully read this Second Release, and specifically, the release at Appendix B, Section 1; Executive has had at least twenty-one (21) days to consider the release at Appendix B, Section 1 before execution and delivery hereof to the Company; and Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss the release at Appendix B, Section 1 with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so. Executive fully understands the final and binding effect of the release at Appendix B, Section 1; the only promises made to Executive to sign this release at Appendix B, Section 1 are those stated in the Severance Agreement and herein; and Executive is signing this release at Appendix B, Section 1 voluntarily and of Executive’s own free will.

(b)	Notwithstanding the initial effectiveness of the release at Appendix B, Section 1, Executive may revoke the execution and delivery (and therefore the effectiveness) of the release at Appendix B, Section 1 within the seven day period beginning on the date Executive delivers the executed Second Release to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to Company attn.: Christy L. David, InvenTrust Properties Corp., 2809 Butterfield Road, Suite 200, Oak Brook, Illinois 60523 before 11:59 p.m., Central Standard time, on the last day of the Release Revocation Period.

(c)	In the event of such revocation by Executive, the Severance Agreement shall remain in full force and effect, except for Appendix B, Section 1, and Executive shall not have any rights, and the Company shall not have any obligations, under Section 2(c) of this Severance Agreement. Provided that Executive does not revoke his execution and delivery of Appendix B, Section 1 within the Release Revocation Period, Appendix B, Section 1 shall become effective on the eighth (8th) calendar day after the date upon which he executes this Second Release (the “Second Release Effective Date”) and, subject to continued compliance with the Severance Agreement, Executive shall be entitled to the payments and benefits described therein.

EXECUTIVE AND THE COMPANY STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND THAT THEY INTEND TO BE BOUND THERETO.

Scott Wilton	INVENTRUST PROPERTIES CORP.

By:
	Its:	President and Chief Executive Officer
Dated:	Dated:

B-5